Exhibit 99.1

700 LOUISIANA STREET	FAX: 713 225-6475
SUITE 4300	TELEPHONE: 713 570-3200
HOUSTON, TEXAS 77002
PRESS RELEASE
Pioneer Announces Officer Promotions
     Houston, Texas (May 26, 2006) — Pioneer Companies, Inc. [NASDAQ: PONR] today announced the following promotions and organizational changes:
•	David A. Scholes has been promoted to Senior Vice President, Operations. Mr. Scholes was previously Vice President, Manufacturing, of Pioneer. In his new role, Mr. Scholes will lead Pioneer’s manufacturing, logistics, distribution, and environmental, health and safety activities.

•	Gary L. Pittman has bee promoted to Senior Vice President, Chief Financial Officer. Mr. Pittman was previously Pioneer’s Vice President, Chief Financial Officer.

•	Ronald E. Ciora has been appointed Vice President, Business Development, of Pioneer, a newly created position. Mr. Ciora previously served as Pioneer’s Vice President, Sales and Marketing. In his new role, Mr. Ciora, will focus his attention on seeking new business opportunities for Pioneer.

•	Charles Whitlock has been promoted to Vice President, Sales and Marketing, and will lead Pioneer’s sales and marketing efforts. Mr. Whitlock was previously Pioneer’s Vice President, Sales.
     Michael Y. McGovern, President and Chief Executive Officer of Pioneer, stated, “These are well-deserved promotions for a very talented team of executives who were a key part of Pioneer’s recent success. David Scholes’ promotion expands his areas of responsibilities for Pioneer’s operations and recognizes the full range of his talents. Gary Pittman has done a wonderful job leading Pioneer through some challenging financial periods and through our first year of compliance with the internal control requirements of Sarbanes-Oxley. While Charlie Whitlock has been with Pioneer for only a short time, he has a wealth of experience and has quickly demonstrated his capabilities to lead our sales and marketing team.”
     “Ron Ciora deserves special mention for his role in building and revamping our sales and marketing team. We are very gratified that Ron has agreed to lead our business development efforts to search for new business opportunities for Pioneer. Now that Pioneer is much stronger financially, we have the ability to seek new opportunities that would not have been available before. So we recognized the need to have someone who could pursue those new opportunities on a full-time basis. We look forward to working with Ron and the rest of the management team as we pursue those opportunities.”
     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants as well as other downstream manufacturing facilities in North America.
     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the risks and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.
Contact: Gary Pittman (713) 570-3222